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                                                                   Exhibit 10.13



                                 July 22, 1999



Mark Tapling
1559 Merion Lane
Oakmont, PA  15139

Dear Mark:

This letter is to confirm my offer to you for the position of President of ServiceWare, Inc. Effective immediately, your compensation will be as outlined below. Mark, I look forward to working with you closely.

1) CASH COMPENSATION: Effective with your acceptance of this position, your base salary shall be $200K/year. Your exclusive bonus program shall be broken into 2 portions, each comprising a target of $25K bonus: one based on corporate bookings and the other based on attention of MBOs. The first plan will be based on achievement of the revised 1999 bookings plan which shall be defined as: $30M in combined 1999 bookings (including 1Q99 & 2Q99 Molloy Group bookings) or the board approved bookings plan for the second half of FY99, whichever is lower for combined 1999 bookings. If the combined company achieves 100% or greater of the revised 1999 bookings plan as defined above, you will be given a $25K bonus. If the company is able to book between 90% and 100% of that number, you will be given a $12,500 bonus.

     The second bonus program shall be based on attention of second half 1999 MBOs, which shall be defined over the next few weeks. If all MBOs are met fully, a bonus of $25K shall be awarded to you. Both bonuses shall be paid in February, 2000.


2) SEVERANCE: Effective June 1, 1999, should your employment with ServiceWare be terminated without cause, either voluntarily or involuntarily by you, you will be awarded a severance package equivalent to six (6) months of your base salary on the termination date. It should be noted that this figure shall explicitly not include any bonuses, commissions, or other variable types of compensation available to you at that time. In the event your employment with ServiceWare is terminated due to change of control, as defined in the ServiceWare Incentive Stock Option plan, that amount shall be increased to a total of twelve (12) months total of your base salary.



3) VESTING OF INCENTIVE STOCK OPTIONS DURING CHANGE OF CONTROL. Effective immediately, in the event of a change of control, as defined in the ServiceWare Incentive Stock Option Plan, 75% of all unvested incentive stock options awarded to you shall automatically vest and be available for you to exercise on the effective date of the acquisition. Effective June 1, 2000, in the event of a change of control, as defined in the ServiceWare Incentive Stock Option Plan, 100% of all unvested incentive stock awarded to you shall automatically vest and be available for you to exercise on the effective date of the acquisition.


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4)   CAR ALLOWANCE: Effective with the acceptance of this position, you shall be given a $550/month car allowance to compensate for business costs related to the use of your personal vehicle.

                                    Regards,


                                    Rajiv Enand
                                    Chief Executive Officer